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                                    AGREEMENT


       THIS AGREEMENT, entered into as of the 13th day of October, 1995, by and between JOHN M. LILLIE (the "Employee") and AMERICAN
PRESIDENT COMPANIES, LTD., a Delaware corporation (the "Company"),

                              W I T N E S S E T H:

       Whereas the Company is the parent corporation in a group of affiliated corporations (the "Affiliated Group") which includes the Company and all of its direct or indirect subsidiaries;

       Whereas the Employee has been employed by the Company as Chairman and Chief Executive Officer pursuant to an Employment Agreement dated as of January 29, 1991, as amended by Amendment No. 1 dated July 28, 1992, and Amendment No. 2 dated January 26, 1993 (the Agreement, as so amended, being hereinafter referred to as the "Employment Agreement"), and has served as a member of the Board of Directors of the Company; and

       Whereas the parties wish to provide for the Employee's resignation from such employment and Board of Directors on mutually satisfactory terms effective October 13, 1995 (the "Termination Date");

       N o w, t h e r e f o r e, in consideration of the mutual covenants herein contained, the parties agree as follows:

       1.     Remaining Term of Employment.

       (a) Resignation. Effective as of the Termination Date, the Employee shall resign as an employee, officer and director of the Company and as an officer and director of all other members of the Affiliated Group. Employee's resignation is an "Involuntary Termination Without Cause" by the Company under Section 8 of the Employment Agreement. Employee hereby waives the notice requirement set forth in Section 1 of the Employment Agreement.

       (b) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

       2.     Benefits During Continuation Period.

       (a) Continuation Period. Following his resignation, the Employee shall be entitled to receive the benefits described in the succeeding subsections of this Section 2. Except as otherwise provided, such benefits shall continue for the period commencing on the Termination Date and ending on the earlier of March 1, 1999 or the date of the Employee's death (the "Continuation Period"). Except as expressly provided herein, the Employee shall not be eligible to participate in any of the Company's executive compensation programs or employee benefit plans after the Termination Date.

       (b)     Compensation.  From October 13, 1995, to the earlier of
(i) April 12, 1996, or (ii) the date of the Employee's death, the Company shall pay the Employee in approximately equal biweekly
installments, compensation at the annual rate of $575,950.   The
Employee shall be entitled to receive a bonus for fiscal year 1995, payable no later than February 15, 1996, calculated on the basis of a target bonus of 60 percent of base salary (or 60% of $575,950) and the management bonus level approved by the Compensation Committee of the Board of Directors of the Company for bonus-level employees of the Company generally. From April 13, 1996, until the earlier of (i)
March 1, 1999, or (ii) the date of the Employee's death, the Company shall pay the Employee, in approximately equal biweekly installments, compensation at the annual rate of $921,520. The Employee shall not be entitled to bonus payments for fiscal year 1996 or subsequent years.

       (c) Insurance Coverage. During the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to continue participation in all insurance or similar plans maintained by the Company, including (without limitation) life, disability, health and accident insurance programs, as if he were still an employee of the Company. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to $575,950. To the extent that the Company finds it impossible to cover the Employee under its group insurance policies during the Continuation Period, the Company (at its own expense) shall provide the Employee with the same level of coverage under individual policies. The period during which the Employee may elect continued insurance coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act shall not end until sixty (60) days after the date the Employee's participation in the Company's group insurance plans terminates.

       (d) Incentive Programs. The Continuation Period shall be counted as employment with the Company for purposes of determining the expiration date of all options granted to the Employee under the Company's stock option plans and for purposes of vesting under all executive compensation programs in which the Employee participated, including (without limitation) stock purchase, stock options, restricted stock or phantom stock plans, incentive or other bonus plans and similar programs, but not including any pension, thrift or profit-sharing plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended. The occurrence of a Change in Control (as defined in Section 7(a) of the Employment Agreement) during the Continuation Period shall not result in the vesting of any options granted to the Employee under the Company's stock option plans.

       (e) Supplemental Benefit. The Employee and his surviving spouse (if any) shall be entitled to receive an unfunded supplemental retirement benefit (the "Supplemental Benefit"). The amount of the Supplemental Benefit shall be determined under Subsection (f) below.

       (f)     Amount of Supplemental Benefit.  The amount of the
Supplemental Benefit shall be equal to the difference between:

              (i) The amount of the pension benefits actually paid to the Employee or to his surviving spouse, as the case may be, under the American President Companies, Ltd. Retirement Plan (the "Retirement Plan"), the Excess Benefit Plan of American President Companies, Ltd. and the Supplemental Executive Retirement Plan of American President Companies, Ltd. (collectively, the "Retirement Program"), which represent all of the qualified and non-qualified defined benefit pension plans of the Company in which the Employee participates; and

              (ii) The amount of the hypothetical pension benefit that commences as of the date when the actual pension benefits commence under Paragraph (i) above, and is determined as follows: Such hypothetical pension benefit shall be equal to 40 percent of the Employee's Average Annual Compensation minus 40 percent of his Primary Social Security Benefit. The terms "Average Annual Compensation" and "Primary Social Security Benefit" shall have the meanings given to such terms in the Retirement Plan; provided that for purposes of calculating Average Annual Compensation, the following assumptions shall be made:

                      (a)  The projected Continuation Period,
               determined without regard to the Employee's death, is counted as employment with the Company; and

                      (B)  The projected annual compensation to be
               received by the Employee during the Continuation Period is deemed to be $921,520, and is counted as compensation.

For purposes of the Company's Retirement Program, the Company and the Employee agree that the Employee's Retirement Date will be March 1, 1999.
The Supplemental Pension payments shall be made in monthly installments, commencing with the month for which the first pension payment is made to the Employee or his surviving spouse under the Retirement Plan and ending with the month for which the last pension payment is made to the Employee or his surviving spouse under the Retirement Plan. The Supplemental Benefit shall be payable in the same form as the pension benefit under the Retirement Plan, unless such pension benefit is paid in the form of a single lump sum. In that event, the Supplemental Benefit shall be payable in the normal form of benefit provided under the Retirement Plan and shall be computed and paid as if the pension benefits actually paid under the Retirement Plan were also payable in the normal form. The amount of the Supplemental
Benefit shall be recalculated each year in accordance with any provisions of the Retirement Program which are applicable to the Employee and which provide for the adjustment of pension benefits to reflect changes in the cost of living.

       (g) Equivalency Subsections (e) and (f) above shall be construed to the greatest extent possible, so as to place the Employee in a position which is at least equivalent to the position in which he would have been if his active participation in the Retirement Program had continued during the Continuation Period. However, any incremental tax costs or benefits associated with the Supplemental Benefit shall be disregarded for this purpose.

       (h) No Mitigation The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this
Section 2, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

      3.      Other Benefits and Payments.

       (a) Retention of Rights. The Employee shall retain his rights to benefits under the Company's Retirement Program, SMART Plan and Deferred Compensation Plans in accordance with the terms and conditions of such plans and consistent with the termination of his employment effective as of the Termination Date.

       (b) Automobile. The Employee may purchase his Company automobile for the residual lease value plus tax and license by making payment in such amount to the Company on or before December 31, 1995.

       4.      Nondisclosure of Confidential Information.

       (a) Confidential Agreement. The parties agree that the terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed during the term of this Agreement or at any time thereafter, except to the extent required by law in the reasonable opinion of its internal or external legal counsel. The Employee has had an opportunity to review and comment upon the press release to be issued by the Company with respect to his resignation (the "Release"). Any written communications by the Company or the Employee regarding the subject of this Agreement which contains statements inconsistent with those set forth in the Release shall be subject to the prior written approval of the other party. No representative of the Company, other than the Chief Executive Officer, the General Counsel or Mr. F. Warren Hellman may, in response to questions from the media, securities analysts or representatives of trade journals, answer questions about or comment concerning the subject matter of this Agreement or the Employee's resignation prior to February 28, 1996.

       (b) Return of Documents. The Employee further agrees that all files, records, documents, computer disks, drawings, specifications, equipment and similar items relating to the business of members of the Affiliated Group, whether prepared by the Employee or others, are and shall remain exclusively the property of the members of the Affiliated Group and shall be returned to the Affiliated Group upon the termination of his employment hereunder.

       (c) Public Information. The provisions of Subsection (b) of this Section 4 shall not apply to information or documents which the Employee can show were previously furnished to the Company's stockholders, available for public inspection through a government agency without making a special request or otherwise made available to the general public by the Company or were matters of public or general knowledge in the industry.

      5.     Successors.

       (a) Company's Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

       (b) Employee's Successors. Except as expressly provided herein, this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

       6.      Notice.

       Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

       7.     Release.

       (a) The Employee hereby releases and forever discharges the Company and all other members of the Affiliated Group, and each of their stockholders, directors, officers and employees from any and all demands, claims, causes of action or damages of whatever kind or nature, known or unknown, at law or in equity, which he ever had, now has or may hereafter claim to have had and which arise, directly or indirectly, under the Employment Agreement or from the termination of his employment with the Company or any other member of the Affiliated Group; provided, however, that the Employee is not in any way hereby releasing the Company from its obligations under this Agreement. The Employee recognizes and agrees that such claims include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of Title 42 of the United States Code, the Age Discrimination in Employment Act, as amended, and all other employment laws, whether federal, state or local.

       (b) Nothing herein constitutes an admission of liability by the Company.

       (c) The Employee reserves any statutory or other rights to legal representation and indemnification by the Company against any loss, cost, damage or expense that he, as a former director, officer and employee of the Company, has under applicable law, applicable insurance policies, the Company's by-laws or certificate of incorporation or indemnity agreement with the Company, in connection with any demands, claims or actions hereafter made or brought, which rights shall continue after the date hereof and for so long as provided in such documents. Until December 31, 2000, the Employee shall continue to be named as an insured for his acts while a director or officer under any Directors' and Officers' insurance policy maintained by the Company for its directors and officers generally.

       8.     Miscellaneous Provisions.

       (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by the Company's General Counsel. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

       (b) Whole Agreement. This Agreement supersedes the Employment Agreement and settles all rights of the parties thereunder. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
       (c) Presumption. The Company shall make a payment or transfer described in this Agreement at the time specified herein upon receiving written notice from the Employee describing such payment or transfer, referring to the provisions of this Agreement under which such payment or transfer is claimed and certifying that all conditions for such payment or transfer, as set forth in this Agreement, have been satisfied. The information so furnished to the Company by the Employee shall be presumed to be correct, subject to rebuttal by the Company after making the payment or transfer claimed by the Employee. The Company may seek a refund of such payment or transfer in accordance with subsection (g) below.

       (d) No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement.

       (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

       (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

       (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Oakland, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid by the Company.

       (h) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

       (i) Option Exercises and Sales of Securities. After March 1, 1996, the Employee shall not be subject to the Company's "window period" restrictions with respect to exercises of Company options or sales of Company securities. However, the Employee acknowledges that, under Section 10(b) of the Securities Exchange Act of 1934, he may not buy or sell securities of the Company at any time prior to or after March 1, 1996 if he possesses material information about the Company which has not been disclosed to the public.

       (j) Further Assurances. The Company hereby agrees that it will provide to the Employee documentation regarding his compensation and benefit plans participation upon his reasonable request, including schedules confirming the nature and extent of his participation in such benefit plans and related tax information.

       (k) Execution of Agreement. The Employee acknowledges that he has consulted with an attorney prior to executing this Agreement, that he has read and understands the terms of this Agreement and that these terms are fully and voluntarily accepted by him.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized director, as of the date first above written.


                                       /s/ John M. Lillie
                                       John M. Lillie


                                       AMERICAN PRESIDENT COMPANIES, LTD.

                                       By    /s/ F. Warren Hellman
                                             F. Warren Hellman
                                             Chairman, Compensation Committee
                                             Board of Directors






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